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                                                                       EXHIBIT 2

           APPROVAL OF AUTHORIZATION OF RENEWAL OF JOINT FIDELITY BOND

Resolutions Adopted at Meetings of the Board of Trustees of the Registrants

RESOLVED, that the Board of the Fund Company hereby determines, with due consideration to, among other things, (i) the value of the aggregate assets of the Fund Companies to which any covered person may have access, (ii) the types and terms of the arrangements made for the custody and safekeeping of such assets, and (iii) the nature of securities in the portfolios of the Fund Companies, that such bond is in reasonable form and amount;

FURTHER RESOLVED, that the Board of the Fund Company, after taking all relevant factors into consideration, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint fidelity bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to the Fund Company is less than the premium it would have had to pay if it had provided and maintained a single fidelity bond, hereby approves the portion of the premium to be paid by the Fund Company;

FURTHER RESOLVED, that the Board of the Fund Company hereby approves the amount, type, form and coverage of the joint fidelity bond;

FURTHER RESOLVED, that the Board of the Fund Company hereby determines that the participation of the Fund Company in a joint fidelity bond agreement with the other Fund Companies, as well as with Columbia Management Advisors, Banc of America Investment Advisors, Inc., the Liberty All Star Funds, BACAP Alternative Multi-Strategy Fund and Columbia Management Multi-Strategy Hedge Fund pursuant to which the parties agree that in the event recovery is received under the bond as a result of a loss sustained by the Fund Company and one or more other insureds, the Fund Company shall receive an equitable and proportionate share of the recovery at least equal to the amount which it would have received had it maintained a single fidelity bond, is in the best interests of the Fund Company; and

FURTHER RESOLVED, that the Secretary of the Fund Company be, and he hereby is, authorized and directed to cause such bond and joint fidelity bond agreement be filed with the SEC pursuant to Rule 17g-1(g) under the 1940 Act.